CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information for the Fund below, in Post-Effective Amendment No. 8 to the Registration Statement (Form N-1A, No 333-126328) of MFS Series Trust XII.

We also consent to the incorporation by reference into the Statement of Additional Information of our report, dated December 14, 2007 with respect to the financial statements and financial highlights of MFS Sector Rotational Fund (a Fund of MFS Series Trust XII) included in the Annual Report to Shareholders for the fiscal year ended October 31, 2007.

ERNST & YOUNG LLP
Ernst & Young LLP

Boston, Massachusetts

December 24, 2007